UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 25, 2014

Corinthian Colleges, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25283	33-0717312
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California		92707
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 427-3000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

Corinthian Colleges, Inc. (the “Company,” “Corinthian,” “we,” “us” or other similar terms) has entered into a Waiver and Amendment No. 2 to Credit Agreement (the “Second Amendment”), dated as of June 25, 2014, by and among the Company, Everest Colleges Canada, Inc., the Guarantors party thereto, the Lenders party thereto and Bank of America, N.A., as Domestic Administrative Agent and Canadian Agent.

Pursuant to the terms of the Second Amendment, the Lenders have agreed to permit the Company to draw down the remaining $9 million of availability under the Credit Agreement, which the Lenders had previously refused to fund because of the previously-reported June 12, 2014 letter from the Department of Education (“ED”) that imposed a 21-day delay in the Company’s processing of Title IV funds.  Under the Second Amendment, the Company has agreed to, among other matters, (i) amend and restate the definition of “Applicable Rate” such that the Applicable Rate for any Eurodollar Rate Committed Loan or Letter of Credit Fee (as such terms are defined in the Credit Agreement) increases to 15.75%, and the Applicable Rate for any Base Rate Loan (as defined in the Credit Agreement) increases to 14.75%; (ii) amend and restate the interest and Letter of Credit Fee payment provisions in the Credit Agreement to increase the frequency of the payments from quarterly to monthly, with a portion of each such payment equal to 7.00% per annum payable in kind and capitalized and the remainder payable in cash; (iii) modify the timing of the required reductions in the maximum outstanding Credit Extensions under the Credit Agreement so that there is no required reduction until September 30, 2014, at which time the Company must repay loans or other obligations under the Credit Agreement to the extent the aggregate amount of such obligations exceeds $100 million (excluding capitalized interest and letter of credit fees and the amendment fee with respect to the Second Amendment); (iv) amend the definition of “Letter of Credit Sublimit” to immediately reduce the sublimit for Domestic Letters of Credit (as defined in the Credit Agreement) from $50 million to $30 million; (v) amend the definition of “Maturity Date” to mean December 31, 2014 instead of July 1, 2015; (vi) provide that no further extensions of credit will be available under the Credit Agreement after entry into the Second Amendment, except for Letters of Credit and Acceptances (as defined in the Credit Agreement) issued, extended or renewed concurrently with a voluntary prepayment of Committed Loans or termination of existing Letter of Credit or Acceptance and in an amount not in excess of the prepayment or terminated Letter of Credit or Acceptance; (vii) amend the definition of “Domestic Collateral” to increase the percentage of the stock of the Company’s non-U.S. subsidiaries that is pledged as security under the Credit Agreement from 65% to 100%; (viii) on or prior to July 1, 2014, and at all times thereafter, engage William J. Nolan (or another representative of FTI Consulting, Inc.) as chief restructuring officer of the Company, on terms, conditions and scope of authority acceptable to the Administrative Agent and the Required Lenders (as such terms are defined in the Credit Agreement); (ix) amend the restriction on dispositions by the Company such that the Company would need the consent of the Required Lenders in order make any Disposition (as defined in the Credit Agreement) or enter into any agreement to make any Disposition other than Dispositions in the ordinary course of business of assets with a fair market value of less than $50,000; (x) amend the financial covenants in Section 7.11 of the Credit Agreement such that they do not apply to the period after the entry into the Second Amendment; (xi) amend Events of Default such that the threshold for a cross default in respect of any Indebtedness or Guarantee under

ASFG Agreements or any other Student Note Program (as defined in the Credit Agreement) is increased from $10,000,000 to $30,000,000; and (xii) add a new Event of Default (as defined in the Credit Agreement) if (A) ED fails to fund the Immediate $16 million (as defined in the Memorandum of Understanding (the “MOU”) entered into between the Company and ED) in full on or prior to June 25, 2014 or the MOU is terminated or modified without the consent of the Required Lenders, (B) the Company fails to enter into an Operating Agreement (as defined in the MOU) with ED in consultation with the Lenders and containing sales milestones satisfactory to the Required Lenders, or (C) if the Company fails to comply with the Operating Agreement in any material respect, or if the Operating Agreement is terminated or modified without the consent of the Required Lenders.

In connection with the Second Amendment, the Company paid (in kind) an amendment fee equal to 2.07% of each Lender’s Commitment (as defined in the Credit Agreement).

The foregoing summary of the Second Amendment is a summary only and is qualified in its entirety by reference to the Second Amendment, which is attached hereto as Exhibit 10.1 and is incorporated by reference into this Item 1.01.

Item 2.05              Costs Associated with Exit or Disposal Activities.

(a)           As previously reported by the Company in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on June 23, 2014, the Company and ED mutually agreed upon an MOU providing for the immediate release of certain Title IV funds and establishing the framework for a transition plan that is intended to result in the sale of certain of the Company’s schools and the teach-out of certain other schools, together with a monitor to review certain aspects of the Company’s ongoing operations.

On June 25, 2014, the Company’s board of directors approved a plan (the “Heald Plan”) to sell all of its Heald campuses (the “Heald Schools”). The Company has not yet secured a buyer for all or any subset of the Heald Schools, but has allocated internal resources to identify potential buyers and evaluate proposals for these campuses. The Company intends to execute definitive sales agreements with one or more third parties for the sale of the Heald Schools within approximately six months.

Until the sale is completed, the Heald Schools will be accounted for as discontinued operations. Net assets held for sale are required to be recorded on the balance sheet at estimated fair value, less estimated costs to sell. Accordingly, the Company anticipates recognizing a non-cash charge during the quarter ending June 30, 2014 related primarily to impairment of long-lived assets and recording the estimated fair value of the schools included in discontinued operations, but such charge cannot be reasonably estimated at this time, beyond the Company’s expectation that the charge will be material.

(b)-(d)     The Company is unable in good faith to determine the type of costs (other than impairment charges) it will incur in connection with the Heald Plan or to estimate the total amount or range of amounts expected to be incurred in connection with the Heald Plan and for each major type of cost associated with the Heald Plan, including any portion that will result in future cash expenditures.  The Company will file an amended report on Form 8-K under this Item 2.05 within four business days after it makes a determination of such costs and an estimate or range of estimates for such costs, including any portion that will result in future cash expenditures.

Item 2.06.             Material Impairments.

(a)           Item 2.05 of this Form 8-K, including the description of the anticipated impairment charge in connection with the Heald Plan, is incorporated by reference in this Item 2.06.

(b)-(c)     The Company is unable in good faith to determine the amount or range of amounts of the impairment charge expected to be incurred in connection with the Heald Plan, including any portion that will result in future cash expenditures.  The Company will file an amended report on Form 8-K under this Item 2.06 within four business days after it makes a determination of an estimate or range of estimates for such impairment charge, including any portion that will result in future cash expenditures.

Item 9.01              Financial Statements and Exhibits

(d)           Exhibits.

10.1                        Waiver and Amendment No. 2 to Credit Agreement, dated as of June 25, 2014, by and among the Company, Everest Colleges Canada, Inc., the Guarantors party thereto, the Lenders party thereto and Bank of America, N.A., as Domestic Administrative Agent and Canadian Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORINTHIAN COLLEGES, INC.

June 30, 2014	/s/ Stan A. Mortensen
Stan A. Mortensen
Executive Vice President and General Counsel